Exhibit 10.14

CONFIDENTIAL

DISTRIBUTION AGREEMENT

BETWEEN

NETSUITE, INC. AND NETSUITE KABUSHIKI KAISHA

This Distribution Agreement (the “Agreement”), effective as of March 8, 2006 (the “Effective Date”), is entered into by and between NetSuite, Inc., a California corporation, having offices at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511, United States (“NetSuite”) and NetSuite Kabushiki Kaisha, a Japanese corporation (“NetSuite KK”) (each a “Party,” collectively the “Parties”).

RECITALS

A. NetSuite has developed and hosts a suite of software products that includes enterprise resource planning, customer relationship management, E-commerce, employee management, and collaboration capabilities, and is in the business of making such products available, as an application service provider, for use by customers that access such products over the Internet.

B. NetSuite has formed NetSuite KK, a subsidiary of NetSuite, in order to market and sell such products and services of NetSuite in Japan, and NetSuite desires to authorize NetSuite KK to perform such marketing and sales on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1 “Affiliate” shall mean any entity which controls, is controlled by or is under common control with a Party, for so long as such control exists. For purposes of this definition, “control” means beneficial ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, the corresponding managing body).

1.2 “Authorized Reseller” shall mean a third party, including Transcosmos, meeting the criteria to act as a reseller of the Localized Product for NetSuite KK in accordance with Section 3.4.

1.3 “Competing Product” shall have the meaning set forth in Section 3.5.

1.4 “Confidential Information” shall have the meaning set forth in Section 10.

1.5 “Customer” shall mean an end user customer that purchases the Localized Product from NetSuite KK or an Authorized Reseller in accordance with the terms of this Agreement for its own internal use only and not for distribution.

1.6 “Customer Data” means all data and information relating to Customers and their use of the Localized Product, whether collected by or for NetSuite KK or NetSuite or any Authorized Reseller. “Customer Data” does not include data which Customers enter into the Localized Product for their own business usage.

1.7 “Documentation” shall mean NetSuite’s user manuals, other user documentation, marketing documentation, training manuals, and other training materials, in each case provided by or under authority of NetSuite to NetSuite KK from time to time under this Agreement.

1.8 “Localize” means to translate into Japanese and adapt and/or modify (including without limitation addition and deletion) for use in the Territory such that, for example, text, visual displays, printouts, and other elements have been translated into Japanese and formatted for use in the Territory and the currency, content, look and feel and/or functional variations required for or appropriate to the Territory have been incorporated, and “Localization” means the results (e.g., the translated and/or modified version of the Product, Documentation or NetSuite’s Trademarks) of such translation, adaptation and/or modification.

1.9 “Localized Documentation” means the Documentation that has been Localized for the Territory.

1.10 “Localized Product” means the Product that NetSuite has Localized for the Territory.

1.11 “Net Revenues” shall mean the gross amount actually received by NetSuite KK or its other Affiliates for Sales of the Localized Product by NetSuite KK or the Affiliate, as the case may be; less: (i) all credits, discounts, refunds and rebates actually given by NetSuite KK or its Affiliate to the purchaser; (ii) sales and value added taxes actually paid by the purchaser to NetSuite KK or the Affiliate, excluding what is commonly known as income taxes; and (iii) any credits issued by NetSuite under Section 6.6.

1.12 “NetSuite Trademarks” shall mean the trademarks of NetSuite set forth in Exhibit 1.12, as such Exhibit may be updated by NetSuite from time to time in accordance with Section 4.6(e) of this Agreement.

1.13 “NetSuite KK Trademarks” shall mean the trademarks of NetSuite KK set forth in Exhibit 1.13, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 4.6(e) of this Agreement.

1.14 “Pre-Pay Balance” shall mean, with respect to a particular calendar month and Authorized Reseller, all fees that have been paid by that particular Authorized Reseller to NetSuite KK in advance under Section 6.2 no later than thirty (30) days prior to the beginning of such calendar month, reduced by all fees that have become payable to NetSuite KK by the Authorized Reseller prior to the beginning of such calendar month.

1.15 “Pre-Pay Minimum” shall mean, with respect to a particular calendar month and Authorized Reseller, the greatest of (i) the monthly average of the amounts actually received by NetSuite KK from the particular Authorized Reseller for Product, and support, during the three calendar months preceding such calendar month; (ii) the monthly average of the amounts payable to NetSuite KK for accounts provisioned, and support and hosting services provided, by NetSuite in the three (3) calendar months preceding such calendar month; or (iii) two hundred fifty thousand US dollars.

1.16 “Product” shall mean the software functionality and services made available by NetSuite as an application service provider through a browser interface over the Internet, as mutually agreed by NetSuite and NetSuite KK in writing (as such functionality and services may be updated by NetSuite from time to time in accordance with Section 5.5 of this Agreement).

1.17 “Product Use Terms” shall mean NetSuite’s end user terms and conditions for the Localized Product set forth in Exhibit 1.17, as such Exhibit may be updated by NetSuite from time to time in accordance with Section 5.3 of this Agreement.

1.18 “Sell,” “Sale” and similar words shall mean to enter into an agreement with a Customer to provide the Localized Product.

1.19 “Territory” means the country of Japan.

1.20 “Transcosmos” means Transcosmos, Inc. a company incorporated in Japan, having a principal place of business at 3-25-18, Shibuya, Shibuya-ku, Tokyo, Japan 150-8530

1.21 “User Documentation” shall mean the Documentation which NetSuite determines may be distributed, as Localized, to Customers.

2.	Construction

2.1 For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

2.2 Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

2.3 As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

2.4 Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

2.5 The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

3.	Exclusive Reseller.

3.1 Appointment. Subject to the terms and conditions of this Agreement, NetSuite hereby appoints NetSuite KK as an exclusive distributor and reseller of the Localized Product with the exclusive right to Sell the Localized Product in the Territory, directly or through Authorized Resellers, to Customers.

3.2 Exclusivity. Except as expressly set forth in Section 3.1, no exclusivity is granted, whether express or implied.

3.3 Customers. NetSuite KK and its Authorized Resellers may market and Sell the Localized Product only to Customers in the Territory for which all of the following are satisfied:

(a) the Customer purchases the Localized Product for its own internal use at its facilities located in the Territory and not for further distribution;

(b) no less than eighty percent (80%) of the individuals using the Localized Product purchased by the Customer are employees of the Customer located at the Customer’s facilities in the Territory; and

(c) if the Product is accessed from a location outside the Territory, such Product is nonetheless that which has been localized by NetSuite for the Territory, as designated by NetSuite; and

(d) the Customer is not, prior to the time of Sale by NetSuite KK or the Authorized Reseller, a user of any NetSuite products or services pursuant to a contract with NetSuite or any third party. NetSuite will inform NetSuite KK whether or not a particular Customer is a pre-existing customer of NetSuite or any other Product reseller of NetSuite after NetSuite KK’s request.

3.4 Authorized Resellers.

(a) Subject to the terms and conditions of this Agreement, NetSuite KK may appoint Authorized Resellers to market and Sell the Localized Product under this Agreement; provided that (i) the third party meets NetSuite’s then current requirements and policies to qualify as an Authorized Reseller; and (ii) NetSuite KK has entered into a written agreement with each such third party that is at least as protective of NetSuite, its service providers and the Localized Product as the terms of this Agreement, including any disclaimers and limitations of warranties and liability, rights of NetSuite to enforce Product Use Terms, and limitations on scope of marketing and Sales activities with respect to the Localized Product. Subject to the terms of this Agreement, Transcosmos shall be considered an Authorized Reseller under this Agreement.

(b) NetSuite KK shall select third parties as Authorized Resellers that are best able to market and Sell the Localized Product in all potential markets for such Localized Product, including software companies, wholesale and distribution companies, service companies, advertising companies, agricultural businesses, manufacturers, non-profit organizations, and retailers, sufficient to maximize the Sales potential for the Localized Product in the Territory with respect to each such market segment. In the event of any breach of this Agreement as a result of actions or inactions of an Authorized Reseller (such as sales to Customers outside the scope of

Section 3.2), NetSuite KK shall notify NetSuite immediately of the breach, and if requested by NetSuite, NetSuite KK shall terminate the Authorized Reseller unless the breach is cured within thirty (30) days after the Authorized Reseller is notified of the breach.

(c) NetSuite KK shall be responsible for the actions of all Authorized Resellers, and such conduct shall be governed by the terms of this Agreement, as if performed by NetSuite KK. For clarity, in any circumstance where NetSuite KK Sells Localized Product through an Authorized Reseller, both NetSuite KK and the Authorized Reseller shall be responsible for performing the obligations of NetSuite KK under this Agreement related to such Sales (including support obligations), and NetSuite KK shall be responsible under this Agreement for any failure of the Authorized Reseller to do so.

3.5 No Conflicts. NetSuite KK represents and warrants to NetSuite that, as of the Effective Date, neither NetSuite KK nor any of its Affiliates markets, promotes, or distributes any products or services that provide substitute functionality for or that otherwise compete with the Localized Product (“Competing Products”), such as without limitation any products or services that provide customer relationship management or enterprise resource planning functionality. NetSuite KK shall notify NetSuite in writing at least (60) sixty days prior to NetSuite KK, its Affiliate or any Authorized Reseller doing so (including prior to appointing or using any new Authorized Reseller that does so).

3.6 Support.

(a) Subject to any obligations of NetSuite to provide second level support as set forth in Exhibit 3.6 of this Agreement, NetSuite KK shall be solely responsible for (i) and NetSuite shall have no obligation to honor, any representations or warranties provided by NetSuite KK or an Authorized Reseller with respect to the Localized Product, and (ii) providing support and maintenance to Customers and Authorized Resellers. All Sales and support personnel of NetSuite KK shall be reasonably trained and competent in the use of the Localized Product (and the advantages and benefits of the Localized Product over competing solutions), and NetSuite KK shall provide technical support promptly to all Customers and Authorized Resellers. Without limiting the foregoing, Sales and support personnel of NetSuite KK and, if requested by NetSuite, of Authorized Resellers, shall attend training offered by NetSuite, and NetSuite KK shall dedicate personnel to activities under this Agreement as agreed by the Parties. Support responsibilities of NetSuite shall be solely second level support as set forth in Exhibit 3.6, and NetSuite KK shall cooperate fully with NetSuite in connection with any support furnished by NetSuite.

(b) NetSuite KK shall ensure that Customers contact NetSuite KK, or its Authorized Reseller, and not NetSuite, for support, provided that nothing shall preclude NetSuite and its designees from contacting Customers directly, including to discuss the Localized Product and any problems or issues experienced by the Customers, to address or diagnose any Customer issues or concerns, and to otherwise provide support to Customers. Without limiting the foregoing, if NetSuite KK or its Authorized Reseller fails to perform its support obligations under this Agreement, NetSuite shall have the right to provide support directly to Customers and Authorized Resellers and to charge NetSuite KK in the amount of NetSuite’s then current fees that it charges for comparable support. NetSuite KK shall notify NetSuite promptly in the event that NetSuite KK or any of its Authorized Resellers receives any complaint, or other communication of concerns or issues, regarding the Localized Product or the use of the Localized Product and shall provide a copy or reasonable description of the complaint or communication to NetSuite with such notice.

(c) Support by NetSuite KK shall include: receipt of calls; problem and question intake; customer site visits for any reason; problem identification and diagnosis; efforts to create repeatable demonstrations of any issues; determining which problems require referral to NetSuite for in-depth analysis; distributing as appropriate new Documentation made available by NetSuite; and taking any other actions appropriate to resolve all Customer problems.

4.	Marketing.

4.1 Business Liaisons. As soon as practicable following the Effective Date, each Party shall designate a dedicated business liaison to manage the relationship between the Parties throughout the term of this Agreement. These liaisons will coordinate regular meetings (whether in person or via telephone conference) between the Parties at mutually agreed upon intervals, but no less often than once a calendar quarter, to discuss objectives, product enhancements, requests by NetSuite KK for modifications or services, product roadmaps, NetSuite KK’s marketing and Sales activities and efforts, any issues that may arise or have arisen, and the like. Such meetings may be attended (either in person or by teleconference) by mutually agreed personnel of both Parties and are for information purposes only and not binding upon either Party.

4.2 NetSuite KK’s Marketing and Sale. NetSuite KK shall use best commercial efforts to market, promote and Sell the Localized Product in the Territory. Such efforts shall include NetSuite KK and Authorized Resellers making regular Sales calls to Customers, participating in trade shows to market and demonstrate the Localized Product, prompt follow up of leads (including those identified by NetSuite), reporting customer responses and feedback to NetSuite, advising NetSuite regarding advertising and Sales promotions, informing NetSuite of customer requests and needs related to the Localized Product, informing NetSuite regarding Competing Products that are available in the Territory, and taking such other actions as NetSuite may advise will be helpful to maximize and facilitate the marketing and Sales of Localized Product in the Territory. NetSuite KK shall keep NetSuite fully informed regarding the activities of NetSuite KK and its Authorized Resellers with respect to Localized Product in the Territory, including progress against Marketing Plans.

4.3 Marketing Materials; Localization.

(a) NetSuite shall be solely responsible, and shall use reasonable efforts, to Localize the Product for the Territory. NetSuite KK shall cooperate as reasonably requested by NetSuite. Except for any Localization of Documentation to be performed by NetSuite as specified by NetSuite, NetSuite KK shall Localize all Documentation for the Territory in a manner acceptable to NetSuite. NetSuite KK shall obtain NetSuite’s written approval before using any Sales or promotional material, or advertisements or training material, with respect to the Localized Product that have not been provided by NetSuite, including all Localized Documentation.

(b) Subject to Section 4.3(a), NetSuite hereby authorizes NetSuite KK to reproduce the Localized Documentation and to distribute the Localized User Documentation to Customers, directly and through Authorized Resellers, as necessary to market and promote the Localized Product in the Territory and enable Customers to use the Localized Product. NetSuite KK agrees that no modifications or derivatives of the Documentation or Product, or of the Localized Documentation or Localized Product, shall be created without NetSuite’s prior written consent.

4.4 Marketing Plans. No later than thirty (30) days prior to the beginning of each calendar year during the term, NetSuite KK shall provide NetSuite with reasonably detailed written plans for marketing and Sales activities for the Localized Product in the Territory for such calendar year. Each Marketing Plan shall be designed to fulfill NetSuite KK’s responsibilities pursuant to this Agreement. Subject to the provisions of this Agreement, and compliance with the Marketing Plans, NetSuite KK shall have full control and authority of its commercialization of Localized Product in the Territory. Notwithstanding the foregoing, NetSuite shall have the right to suspend application of this Section 4.4 by providing written notice of such suspension for any specified calendar year. No suspension shall apply for more than one calendar year, unless expressly indicated to the contrary, and no such suspension shall be considered a waiver of this Section 4.4 for any other period.

4.5 Marketing Assistance. Throughout the term of this Agreement, NetSuite shall provide NetSuite KK with mutually agreed marketing assistance, such as supplying NetSuite KK with English-language Sales materials and training materials as agreed by the Parties.

4.6 Trademarks.

(a) Display. All promotional materials for Localized Product shall display the NetSuite Trademarks and NetSuite KK Trademarks in a manner approved by NetSuite in writing. Without limiting the foregoing, if any NetSuite Trademark is to be used in conjunction with another trademark or trade name, then the NetSuite Trademark shall be presented equally legibly and equally prominently, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark. Except for the NetSuite Trademarks, and the NetSuite KK Trademarks, no trademarks, trade names, or logos shall be used to market or Sell the Localized Product without NetSuite’s prior written consent. None of NetSuite KK, its Affiliates or any Authorized Reseller shall engage in any deceptive, misleading, illegal, unfair, or unethical marketing or practices related to the Localized Product or the NetSuite Trademarks.

(b) License. NetSuite hereby grants to NetSuite KK a non-exclusive, non-transferable, royalty free license to use the NetSuite Trademarks for the term of this Agreement (i) to market and promote the Localized Product in accordance with this Agreement and (ii) as part of the NetSuite KK Trademarks to market and promote NetSuite KK’s business and the Localized Products. All ownership and goodwill from the use of the NetSuite Trademarks, including as part of the NetSuite KK Trademarks, shall vest in and inure solely to the benefit of NetSuite. Any ownership interest obtained by NetSuite KK with respect thereto, and the associated goodwill, is hereby assigned and shall be assigned by NetSuite KK to NetSuite.

(c) Recordation. NetSuite has the right to provide and record in the Territory a separate trademark license for NetSuite KK for the NetSuite Trademarks. NetSuite KK shall cooperate in the preparation and execution of such document. Upon termination of the trademark license set forth in this Section 4.6, NetSuite KK shall cooperate in the cancellation of any trademark licenses that have been recorded. All domain names through which the Localized Product are provided shall be registered in the name of NetSuite or its Affiliate or other designee. NetSuite KK shall not register any NetSuite mark or any other mark confusingly similar to any NetSuite mark.

(d) Trademark Infringement. NetSuite KK shall notify NetSuite promptly upon learning of any actual, alleged, or threatened infringement of a NetSuite Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or similar offenses.

(e) Approval of Representations. All representations of NetSuite Trademarks that NetSuite KK intends to use shall first be submitted to NetSuite for approval of design, color, and other details or shall be exact copies of those used by NetSuite and shall in all events comply with the usage guidelines established by NetSuite from time to time. NetSuite has the right to change its marks by providing ninety (90) days prior written notice, and an updated Exhibit 1.12 (if appropriate) to NetSuite KK. From and after the end of such ninety (90) day period, as so designated in NetSuite’s notice, any mark that is to be deleted shall cease to be a NetSuite Trademark, and any mark that is to be added shall thereafter be considered a NetSuite Trademark, for purposes of this Agreement. NetSuite KK shall have the right to change NetSuite KK Trademarks only as mutually agreed by the Parties in writing.

(f) Quality Control. Notwithstanding the license in Section 4.6(b), NetSuite KK shall not use the NetSuite Trademarks, including as part of the NetSuite KK Trademarks, with respect to any products or services, other than the Localized Product under this Agreement, unless NetSuite KK has obtained NetSuite’s prior written approval and the Parties have agreed in writing on the terms and conditions under which NetSuite will monitor the quality of such products and services.

4.7 Joint Press Release. The Parties shall issue only mutually acceptable press releases (“Joint Press Release”). All press releases shall be subject to the review and approval by each Party prior to release, such approval not to be unreasonably withheld or delayed. Throughout the term of this Agreement, the Parties shall cooperate in public relations activities, including with regard to the launch of the fully Localized Product.

5.	USE OF PRODUCT; REPORTING

5.1 Administrators. Each of NetSuite and NetSuite KK will appoint an administrator who will serve as the primary point of contact with the other Party with regard to access to and use of the Localized Product, including with regard to desired provisioning of Customer accounts by NetSuite as more fully described in Exhibit 5.2. Each administrator may be changed by providing written notice of the change to the other Party. Product Orders.

(a) Subject to the terms and conditions of this Agreement, NetSuite KK shall issue written Localized Product orders to NetSuite requesting that NetSuite provision the desired Customer accounts for Localized Product as more fully described in Exhibit 5.2. The form of Localized Product orders shall be as mutually agreed by the Parties, but shall at minimum include the information specified in Exhibit 5.2. NetSuite KK shall not issue an order for any Localized Product account sold through an Authorized Reseller unless NetSuite KK has received prepayment from the authorized reseller as described in Sections 6.2. No Localized Product order shall be considered accepted by NetSuite, except to the extent that NetSuite has provisioned the Customer account in the manner described in Exhibit 5.2. NetSuite has the right to update Exhibit 5.2 from time to time in its discretion by providing an updated Exhibit 5.2 to NetSuite KK.

(b) ANY TERMS OR CONDITIONS OF ANY LOCALIZED PRODUCT ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR CLARITY, THE PRECEDING SENTENCE SHALL NOT PRECLUDE EITHER PARTY FROM MAKING ANY CHANGES TO ITS POLICIES, REQUIREMENTS AND THE EXHIBITS AS EXPRESSLY CONTEMPLATED IN THIS AGREEMENT.

5.3 Product Use Terms; Privacy Policy.

(a) All access to and use of the Localized Product, including by NetSuite KK and its Authorized Resellers and the employees and contractors of any Customers, shall be subject to terms and conditions that are as protective of NetSuite and the Localized Product as the Product Use Terms and NetSuite’s then current privacy policy, as updated by NetSuite from time to time. NetSuite KK shall require each Customer to agree, prior to any access or use by the Customer, to such terms and conditions and to the most recent version of NetSuite’s privacy policy. The foregoing is not intended to limit NetSuite KK’s agreement with the Customer to the Product Use Terms, and is not intended to require NetSuite KK to use the express Product Use Terms in Exhibit 1.17, provided that no agreement with a Customer shall be less protective of NetSuite and the Localized Products than the Product Use Terms or this Agreement, and NetSuite KK shall obtain NetSuite’s advance written consent to the agreement that NetSuite KK uses with Customers. NetSuite KK shall obtain agreement by the Customer in the form of the Customer’s signature or an equivalent indication by the Customer that binds the Customer to such a contract with NetSuite KK. For clarity, all contracts for access to and use of the Localized Product shall be between NetSuite KK or its Authorized Reseller, and the applicable Customer, and NetSuite’s obligations shall be limited to its obligations to NetSuite KK under this Agreement, notwithstanding anything to the contrary (including any terms and conditions, or click through agreement, on NetSuite’s web site).

(b) NetSuite has the right to modify and otherwise update the Product Use Terms by providing to NetSuite KK an updated Exhibit 1.17 reflecting the changes (which may include delivery by email), and has the right to update its privacy policy by posting an updated privacy policy on its web site. NetSuite KK shall require that each Customer, including existing Customers, agree to the updated Product Use Terms and privacy policy as a condition to continued access to and use of the Localized Product.

(c) NetSuite KK shall use best commercial efforts to ensure that Customers comply with the Product Use Terms and shall notify NetSuite promptly upon becoming aware of any failure to comply, provide NetSuite with all information within its knowledge regarding such circumstance, and shall assist and cooperate with NetSuite as reasonably requested for purposes of remedying any such failure. NetSuite KK shall not Sell or otherwise make the Localized Product available to any party that has failed to comply with the Product Use Terms, unless approved by NetSuite in writing. NetSuite shall have the right to terminate all Customer accounts in accordance with the then current Product Use Terms and this Agreement, and NetSuite KK agrees that it will not make any inconsistent or conflicting commitment. NetSuite KK shall make NetSuite a third party beneficiary of, with the power to enforce against each Customer (including Authorized Resellers), all Product Use Terms for the Localized Product.

(d) No username or password shall be used, except in accordance with the Product Use Terms by, and for the benefit of, the Customer for which it is issued. All Customers shall be responsible for all use under their account, including the unauthorized use of any user name or password, and NetSuite KK shall notify NetSuite immediately if it becomes aware of any unauthorized use of any account, username or password.

(e) NetSuite KK’s and its Authorized Resellers’ right to use the Localized Product includes the right to demonstrate the Localized Product to Customers in the Territory as necessary to perform its marketing obligations under this Agreement. With respect to all use by NetSuite KK, the Product Use Terms are hereby incorporated by reference into this Agreement and shall be enforceable against NetSuite KK under this Agreement as if fully set forth herein.

(f) NetSuite KK shall communicate to all Customers, either directly or through its Authorized Resellers, all Customer alerts and communications that NetSuite determines, in its sole discretion, need to be communicated to Customers.

5.4 Customer Information. NetSuite KK shall provide, and hereby grants, to NetSuite sufficient rights and licenses with respect to all information, data, works, and other subject matter that is transmitted through or using, submitted to, received from, or otherwise provided to or by NetSuite, as a result of the use or operation of the Localized Product.

5.5 Localized Product Changes. NetSuite has the right, from time to time in its sole discretion, without incurring any liability to NetSuite KK, its Authorized Resellers, or any Customers, with respect to any previously placed or accepted order, or any Customer agreement, to modify the design of, specifications for, or operation of, any Localized Product and to suspend and terminate the availability of any Localized Product. NetSuite will provide an updated Exhibit 1.16 to NetSuite KK reflecting any changes.

6.	Payments.

6.1 Localized Product Payments to NetSuite. NetSuite KK shall make calendar quarterly payments to NetSuite, each of which shall equal a total of thirty percent (30%) of the Net Revenues received by NetSuite KK and its Affiliates (other than NetSuite) from Authorized Resellers and Customers during such calendar quarter. The reduction of the Pre-Pay Balance of any Authorized Reseller shall be considered “receipt of payment” for purposes of the foregoing. If NetSuite KK does not receive any payment from a Customer or Authorized Reseller within thirty (30) days after NetSuite has issued the username for the particular Customer, then NetSuite KK shall be deemed to have been paid for purposes of this Agreement, on the last day of such thirty (30) day period, the amounts that the Customer or Authorized Reseller is to pay to NetSuite KK. Such amounts shall be deemed included in Net Revenues as of such date, and NetSuite KK shall make payment to NetSuite in accordance with this Section 6.1 above as if NetSuite KK had received such payment on such date. The quarterly payments under this Section 6.1 will be made within thirty (30) days of the end of each calendar quarter in which the amounts are received by NetSuite KK, as described above.

6.2 Minimum Pre-Payments by Authorized Resellers. No later than thirty (30) days prior to the beginning of each calendar month (“C1”), NetSuite KK shall collect from each Authorized Reseller an amount sufficient to ensure that NetSuite KK’s Pre-Pay Balance for that

Authorized Reseller, after reduction for fees payable for Localized Product that the Authorized Reseller reasonably anticipates will be ordered in such calendar month C1, is no less than the Pre-Pay Minimum.

6.3 Payment Statements. Within thirty (30) days of the end of each calendar quarter, NetSuite KK shall render to NetSuite a statement of account documenting the number of subscriptions to the Localized Product sold by NetSuite KK and Affiliates to Customers (including through Authorized Resellers) during such calendar quarter and NetSuite’s and its Affiliates Net Revenue’s for such calendar quarter. Such statement shall also set forth the Pre-Pay Balance for each Authorized Reseller as of the end of such calendar quarter.

6.4 Hosting Fees. In addition to the fees set forth elsewhere in this Agreement, NetSuite KK shall pay fees to NetSuite for hosting and operating the Localized Product, as initially agreed by NetSuite and NetSuite KK and updated from time to time in accordance with this Agreement. Such hosting and operation by NetSuite will include using reasonable commercial efforts in establishing, maintaining, and operating servers and cache sites, and backup procedures, for efficient delivery of the Localized Product to Customers in the Territory. Such fees are non-refundable and non-creditable and shall become due and payable as agreed, or if not agreed, within thirty (30) days after NetSuite’s invoice. NetSuite shall have the right to update such fees from time to time based upon changes in costs.

6.5 Support Fees. The fees for the support and maintenance by NetSuite that is described in Exhibit 3.5 shall be as initially agreed by NetSuite and NetSuite KK from time to time in accordance with this Agreement. Such fees are non-refundable and non-creditable and shall be paid as agreed or, if not agreed, within thirty (30) days after invoice. NetSuite shall have the right to update such fees from time to time based upon changes in costs.

6.6 Localized Product Credits. NetSuite conducts periodic maintenance and upgrades during scheduled times. If, outside of any scheduled maintenance and upgrades, NetSuite determines that the Localized Product has not been available at least 99.5% of the time during a calendar month, and to the extent that NetSuite KK has provided a credit or refund to the Customer for such calendar month as a result of the Customer’s written request and the Localized Product down time, then NetSuite will provide a credit to NetSuite KK of the Localized Product price paid by NetSuite KK to NetSuite under Section 6.1 for such Customer if NetSuite KK requests such a credit for the particular Customer no later than fifteen (15) business days after the end of such calendar month. The amount of any credit shall not exceed a one month portion of the fee for Localized Product use under Section 6.1. NetSuite shall not be required to provide any credit unless the Customer was actually adversely affected by the down time. No credits will be provided for the amounts paid for any maintenance or support or hosting.

6.7 Payment Terms. Unless expressly indicated to the contrary, all amounts set forth in this Agreement, or any Exhibit, are in US dollars, and all payments shall be made to NetSuite in U.S. dollars by bank wire transfer in immediately available funds to an account designated by NetSuite.

6.8 Currency Conversion. If any Net Revenues are received by NetSuite KK in Japanese Yen, then for purposes of calculating payments under this Agreement, such amounts shall be converted to US Dollars using the average of the buying and selling exchange rate for conversion between Japanese Yen and U.S. Dollars, for each business day of the applicable payment period, as quoted for current transactions reported by the Chase Manhattan Bank, averaged over such payment period.

6.9 Taxes and Government Charges. Any and all payments by or on account of any obligation of NetSuite KK hereunder shall be made free and clear of and without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority (“Taxes”); provided, however, that if NetSuite KK shall be required to deduct or withhold any Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 6.9) NetSuite receives an amount equal to the sum it would have received had no such deductions been made. NetSuite KK shall deliver to NetSuite the original or a certified copy of a receipt issued by such governmental authority evidencing payment of any such Taxes. If NetSuite is entitled to an exemption from or reduction of withholding tax under an applicable income tax treaty with respect to payments under this Agreement, then NetSuite, upon the written request of NetSuite KK, shall deliver to NetSuite KK such properly completed and executed documentation prescribed by applicable law or reasonably requested by NetSuite KK as will permit such payments to be made without withholding or at a reduced rate.

6.10 Sole Remuneration. NetSuite KK’s sole remuneration for performing its responsibilities under this Agreement shall be the payments it receives from its Customers and Authorized Resellers, less the amounts payable to NetSuite under this Agreement. NetSuite KK and its Authorized Resellers are solely responsible for establishing the prices charged to Customers and Authorized Resellers for Localized Product. NetSuite KK shall not structure transactions with Authorized Resellers or their affiliates in an effort to reduce or avoid payments to NetSuite under this Agreement.

6.11 Audit Rights. NetSuite KK shall keep, and shall require its Authorized Resellers to keep, complete, true and accurate books of account and records sufficient to demonstrate compliance with the terms of this Agreement, including copies of all Customer and Authorized Reseller agreements and accounting of all amounts received from Customers, Authorized Resellers and their affiliates. Such books and records shall be kept reasonably accessible for three (3) years following the end of the calendar year to which they pertain. All such records shall be made available for inspection throughout such three (3) year period by an independent third party auditor selected by NetSuite for the purpose of verifying compliance with the terms of this Agreement. Such inspections may be made no more than once each calendar year during the normal business hours of NetSuite KK upon ten (10) business days advance notice, provided that if a non-compliance is identified by an audit, then an additional audit may be conducted during such calendar year. NetSuite shall bear the costs and expenses of inspections conducted under this Section 6.11, unless a non-compliance is established, whereupon all out-of-pocket costs and expenses of the audit will be paid by NetSuite KK.

7.	Ownership; Proprietary Rights.

7.1 Ownership. NetSuite shall exclusively own all right, title and interest in and to all inventions, works of authorship, methods, documents, and other technology, data, information and subject matter generated, conceived, created or invented by or under authority of NetSuite or its Affiliates, whether solely or jointly with NetSuite or its Affiliates, and all other improvements, updates, enhancements, modifications, and derivatives of the Products and Documentation that are conceived or created, in connection with this Agreement, any Authorized Reseller agreement, or the Localized Product, including the Localized Documentation and Localized Product and all patents, trade secrets, copyrights, and other intellectual property and proprietary rights concerning any of the foregoing in all countries of the world, including all applications and registrations for intellectual property (collectively the “Work Product”). With respect to any Work Product invented or created in whole or in part by NetSuite KK or its Affiliates or Approved Resellers, NetSuite KK and its Affiliates hereby assign, and shall assign, all right, title and interest in and to such Work Product to NetSuite. NetSuite KK and its Affiliates shall, without demanding any further consideration therefor, cooperate with NetSuite and provide all assistance requested by NetSuite that is reasonably necessary, proper or advisable to carry out and make effective the foregoing, including, without limitation, executing and filing assignments, applications, registrations, powers of attorney and other appropriate documents (including confirmatory assignments), providing appropriate consents and/or authorizations, and joining in any administrative or judicial action relating to the filing, prosecution or maintenance of any Work Product.

7.2 License. NetSuite KK acknowledges that NetSuite desires not to receive in connection with this Agreement any information or technology related to its products, services, or business unless the information and technology can be used in any products and services, in NetSuite’s discretion. Accordingly, prior to disclosing any information, know-how, Confidential Information, trade secrets, or other technology to NetSuite in which NetSuite KK, its Affiliate, or licensor, claims a proprietary interest that is not to be assigned to NetSuite under this Agreement, NetSuite KK shall provide a proposal to NetSuite in writing regarding the use and other exploitation of such subject matter by NetSuite. Following receipt of such proposal, NetSuite and such party shall confer concerning the proposal and agree in writing upon the terms, if any, under which such information, know-how, Confidential Information, trade secrets, or other technology may be used. Except as agreed in writing prior to disclosure of the information, know-how, Confidential Information, trade secrets, or other technology to NetSuite, NetSuite has the non-exclusive, perpetual, non-terminable, paid-up, royalty free, worldwide right and license, with the right to grant and authorize sublicenses, to incorporate all such information, know-how, Confidential Information, trade secrets, and other technology into products and services and to make, have made, use, sell, offer to sell, import, reproduce, distribute, transmit, publicly display and perform, and otherwise exploit such products, services and derivatives thereof.

7.3 Proprietary Markings. Neither Party shall remove any trademark, trade name, copyright notice, patent marking, confidentiality, or other proprietary rights notice or marking from any materials provided to it by the other Party in connection with this Agreement.

7.4 Right of First Refusal. In the event that NetSuite KK desires to engage in any transaction with a party headquartered outside the Territory (the “Transaction”), NetSuite KK shall notify NetSuite thereof in writing, describing in reasonable detail in such notice the potential Transaction. NetSuite KK hereby grants to NetSuite a right of first refusal to enter into an agreement with NetSuite KK for the Transactions. Accordingly, if NetSuite notifies NetSuite KK within sixty (60) days after receiving NetSuite KK’s notice that NetSuite would like to negotiate an agreement between NetSuite and NetSuite KK to set forth terms and conditions to govern such Transaction between the Parties, the Parties shall negotiate diligently and in good faith to enter into a mutually acceptable agreement. If the Parties have failed to reach agreement for such Transaction, then NetSuite KK agrees that it will not enter into any agreement with another Party that is more favorable to such other Party than the terms and conditions previously offered by NetSuite KK to NetSuite unless NetSuite KK first offers such terms and conditions to NetSuite.

7.5 No Other Rights. All right, title and interest in and to the Product and Localized Product are reserved to NetSuite, and no license is granted to NetSuite KK with respect to the Localized Product or Product under this Agreement. Except as expressly set forth in this Agreement, no rights are granted to NetSuite KK with respect to Documentation, and nothing shall be construed to prevent or limit NetSuite’s direct and indirect marketing, distribution and Sale of any products or services in the Territory, including to Customers and through Authorized Resellers and other resellers. Any unauthorized use or exploitation by a Party of the other Party’s patents, copyrights, trade secrets, or other intellectual property or proprietary rights shall be considered a material breach of this Agreement by such Party.

8.	Term and Termination.

8.1 Term. This Agreement shall commence upon the Effective Date and continue in full force and effect, unless earlier terminated in accordance with the terms of this Agreement.

8.2 Termination for Cause. In the event of a material breach of this Agreement, the non-breaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within thirty (30) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.

8.3 Competing Products. If NetSuite receives notice, or otherwise becomes aware, that NetSuite KK or an Authorized Reseller is marketing, promoting, or distributing a Competing Product, NetSuite has the right, in its sole discretion and without any liability, to terminate this Agreement by providing thirty (30) days advance notice of termination to NetSuite KK, provided that NetSuite agrees that it will not terminate the Agreement under this Section 8.3 as a result of an Authorized Reseller marketing, promoting, or distributing a Competing Product if all Sales of Localized Product by the applicable Authorized Reseller have been terminated within such thirty (30) day period.

8.4 Insolvency. In addition, each Party shall have the right to terminate this Agreement immediately by written notice upon the commencement of a petition, proceeding or case seeking the other Party’s bankruptcy, or any insolvency, reorganization, liquidation, dissolution or winding-up, or readjustment of its debts, or seeking the appointment of a receiver, trustee or the like of itself or its assets, or otherwise seeking relief from its creditors and, in the case of an involuntary petition, proceeding or case, such petition, proceeding or case continues undismissed for, or an order approving or ordering any of the foregoing is entered and is not stayed within, sixty (60) calendar days.

8.5 Return of Property. Within thirty (30) days after any termination or expiration of this Agreement, each Party shall return to the other Party, or at the other Party’s request destroy, all copies or portions of all information and materials containing or constituting Confidential Information or Trademarks of the other Party, provided however that a Party may retain such portions of Confidential Information to which is has surviving rights or licenses in this Agreement. At the other Party’s request, a Party shall furnish to the other Party an affidavit signed by an officer of such Party certifying that, to the best of its knowledge, it has returned all Confidential Information to the extent required under this Section 8.5.

8.6 Survival. Articles and Sections 3.4(c), 3.6, 4.3(b) (last sentence only), 4.6(c) (last three sentences only), 5.2(b), 6 (with respect to any use prior to, and any use continuing after, any termination or expiration of this Agreement and only until such time as all use has terminated and NetSuite has been paid in full), 6.10, 6.11, 7 (except 7.4), 8.5, 8.6, 8.7, 8.8, 8.9 9.2, 9.3, 10, 11, 12, 13, and 14 of this Agreement shall survive any termination or expiration of this Agreement. Additionally, all rights granted to Customers in accordance with this Agreement shall survive, subject to the terms of this Agreement and the Product Use Terms, except that such rights shall terminate and expire in accordance with the terms of the applicable Customer agreement and this Agreement. All Product Use Terms, and terms and conditions of this Agreement governing access to and use of the Product by the Customer, shall survive termination and expiration of this Agreement until termination or expiration of the Customer’s rights and the Customer agreement. In particular, but without limiting the foregoing Sections 5.3, 5.4 and 5.5 shall survive termination or expiration of this Agreement to the extent of any continuing use by Customers (including NetSuite KK and its Authorized Resellers). Exhibit 5.2 shall survive with respect to any order first provisioned after termination or expiration of this Agreement. Notwithstanding anything to the contrary, all exclusivity under this Agreement shall terminate immediately upon either Party providing notice of termination to the other Party in accordance with this Agreement. Except as expressly set forth above, all terms and conditions of this Agreement shall terminate and have no further force or effect upon any termination or expiration of this Agreement.

8.7 Continuing Liability. Termination of this Agreement for any reason shall not release either Party from any liability which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

8.8 No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated Sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of NetSuite or NetSuite KK.

8.9 Purchase Orders; No Waiver. Except to the extent NetSuite elects not to provide such Product, NetSuite KK shall be obligated to accept, and pay for, Localized Product for which Localized Product orders were issued prior to the effective date of termination or expiration of this Agreement. The acceptance of any order from or the provision of any Localized Product after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement. All provisioning of Customer accounts after termination or expiration of this Agreement shall require pre-payment to NetSuite in advance.

9.	WARRANTIES AND DISCLAIMER

9.1 Mutual. Each Party represents and warrants to the other that: (i) it has the right and power to enter into this Agreement and to fulfill its obligations hereunder; (ii) entering into, and performance of its obligations under, this Agreement does not and will not violate, and is not inconsistent with, any agreements between such Party and any third parties or any applicable laws or regulations; and (iii) it shall comply with the requirements of any and all applicable federal, state, local, and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party contemplated by this Agreement.

9.2 By NetSuite KK. No representations or warranties shall be made by or under authority of NetSuite KK, its Affiliates, or Authorized Resellers with respect to the Localized Product that have not been provided by NetSuite to NetSuite KK in writing or that exceed the scope of NetSuite’s then current literature made publicly available by NetSuite for the Localized Product. Except as may be set forth in the Product Use Terms, NetSuite KK agrees that any and all representations and warranties, whether express, implied, statutory, or otherwise, shall be disclaimed on NetSuite’s behalf.

9.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITH RESPECT TO THE LOCALIZED PRODUCT, AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE LOCALIZED PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE LOCALIZED PRODUCT, WILL BE ERROR FREE OR SECURE.

10.	CONFIDENTIAL INFORMATION.

10.1 Confidential Information. “Confidential Information” means information disclosed by a Party in connection with this Agreement which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally at the time of such disclosure to be confidential or proprietary by the Party disclosing such information and is confirmed as being confidential or proprietary by the disclosing Party in a writing delivered to the receiving Party within thirty (30) days after such disclosure. The Parties agree that the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information furnished to it by the other Party pursuant to this Agreement, except as set forth in this Article 10 or the Development Agreement. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party;

(c) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(d) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(e) was subsequently lawfully disclosed to the receiving Party other than directly or indirectly from the disclosing Party and not under an obligation of confidentiality.

10.2 Permitted Use and Disclosures. Notwithstanding the provisions of Section 10.1 above, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable governmental laws, regulations, or orders; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, it will, to the extent it may legally do so, give reasonable advance notice to the latter Party of such disclosure sufficient to give the disclosing Party an opportunity to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). NetSuite may use and disclose the Confidential Information of NetSuite KK to provide the Localized Product, including to its contractors for such purposes, and each Party may otherwise use the Confidential Information of the other as reasonably necessary to enforce, or perform its obligations under, this Agreement.

10.3 Customer Data. Each of NetSuite and NetSuite KK shall have the right to use all Customer Data in accordance with its privacy policy and applicable law.

10.4 Confidentiality of Agreement. Each Party shall treat the terms and conditions of this Agreement as the Confidential Information of the other, provided that each Party may disclose the terms and conditions of this Agreement without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC; provided that in the case of a disclosure pursuant to Sections (ii), (iii), or (vii) above, the disclosing Party shall give the other Party prompt notice and a copy of the proposed disclosure and shall consider in good faith any comments provided by such other Party to the disclosing Party within two (2) business days of such other Party receiving the proposed disclosure.

11.	INDEMNIFICATION

11.1 Indemnification of NetSuite KK. NetSuite shall indemnify and hold harmless each of NetSuite KK and its Affiliates, and the directors, officers, employees, customers, licensees, and contractors of NetSuite KK and such Affiliates, and the successors and assigns of any of the foregoing (the “NetSuite KK Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) incurred by the NetSuite KK Indemnitee based upon a claim of a non-Affiliate third party to the extent resulting from: (a) a breach by

NetSuite of any of its representations or warranties in this Agreement; (b) the negligence, or illegal or willful misconduct, of NetSuite in connection with this Agreement or the Localized Product; or (c) NetSuite’s infringement of the copyrights or trade secrets of a third party in creating or providing the Localized Product under this Agreement.

11.2 Indemnification of NetSuite. Except to the extent that NetSuite is required to indemnify NetSuite KK under Section 11.1, NetSuite KK shall indemnify and hold harmless each of NetSuite and its Affiliates, and the directors, officers, employees, customers, licensors, and contractors of NetSuite and such Affiliates, and the successors and assigns of any of the foregoing (the “NetSuite Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any NetSuite Indemnitee based upon a claim of a non-Affiliate third party to the extent resulting from: (a) a breach by NetSuite KK of any of its representations or warranties in this Agreement; (b) the negligence, or illegal or willful misconduct, of NetSuite KK, its Authorized Resellers, or any Customers in connection with this Agreement or any Localized Product; (c) any failure to support Customers or Authorized Resellers (other than as a result of a failure of NetSuite to perform its support obligations under this Agreement); (d) any representations, warranties, or covenants made with respect to the Localized Product, beyond the Product Use Terms or beyond the representations and warranties made by NetSuite directly to its other customers; (e) any information, data, or other subject matter transmitted or received by Customers using the Localized Product or otherwise delivered or transmitted to or by NetSuite as a result of the use or operation of the Localized Product; or (f) otherwise arising out of the marketing, promotion, commercialization or use of the Localized Product pursuant to this Agreement.

11.3 Procedure. A Party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement thereof. The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee other than under this Article 11. The Indemnitee under this Article 11 shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action with respect to a claim covered by this indemnification, at the Indemnitor’s expense. Notwithstanding the foregoing, provided that the Indemnitor has performed its obligations in accordance with this Article 11, the Indemnitor shall not be responsible for any costs or expenses incurred without the prior written consent of the Indemnitor.

12.	Limitations of Liability

NO INTERRUPTION, DISRUPTION, OR UNAVAILABILITY OF THE LOCALIZED PRODUCT SHALL BE CONSIDERED TO BE A BREACH OF THIS AGREEMENT BY NETSUITE, AND NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY SUCH EVENT, IT BEING ACKNOWLEDGED AND

AGREED THAT ANY CREDITS THAT MAY BECOME DUE FROM NETSUITE PURSUANT TO SECTION 6.6 OF THIS AGREEMENT SHALL BE NETSUITE KK’S AND THE CUSTOMERS AND AUTHORIZED RESELLERS’ SOLE REMEDY, AND NETSUITE’S SOLE AND EXCLUSIVE LIABILITY, ARISING OUT OF ANY INTERRUPTION, DISRUPTION, OR UNAVAILABILITY AND FOR ANY BREACH OF THIS AGREEMENT BY NETSUITE.

NETSUITE INTENDS TO TAKE SUCH MEASURES AS IT CONSIDERS REASONABLY APPROPRIATE FOR PURPOSES OF MAINTAINING THE WEB SITE, ITS FACILITIES, AND THE SECURITY THEREOF. PROVIDED THAT NETSUITE DOES SO, NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY FAILURE IN SECURITY OF THE WEB SITE, LOCALIZED PRODUCT, OR ITS FACILITIES.

PROVIDED THAT NETSUITE HAS TAKEN REASONABLE PRECAUTIONS TO BACKUP DATA FOR WHICH IT HAS BEEN PAID STORAGE FEES, NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY LOSS OF DATA. IF NETSUITE FAILED TO TAKE SUCH PRECAUTIONS, NETSUITE’S LIABILITY FOR LOSS OF DATA SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS INVOICED BY NETSUITE FOR THE STORAGE OF DATA FOR THE PARTICULAR CUSTOMER.

THE LOCALIZED PRODUCT MAY PROVIDE, OR THIRD PARTIES MAY PROVIDE THROUGH THE LOCALIZED PRODUCT, LINKS TO OTHER INTERNET SITES OR RESOURCES. BECAUSE NETSUITE HAS NO CONTROL OVER SUCH SITES AND RESOURCES, NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR THE AVAILABILITY OF SUCH EXTERNAL SITES OR RESOURCES OR FOR ANY CONTENT, ADVERTISING, LOCALIZED PRODUCTS OR OTHER MATERIALS ON OR AVAILABLE FROM SUCH OTHER SITES OR RESOURCES. NETSUITE DOES NOT ENDORSE SUCH SITES OR RESOURCES.

EXCEPT FOR EITHER PARTY’S LIABILITY ARISING UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR REVENUE, COST OF SUBSTITUTE GOODS OR SERVICES, OR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

EXCEPT FOR ANY UNAUTHORIZED USE OR EXPLOITATION BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR A FAILURE TO COMPLY WITH ARTICLE 10, AND EXCLUDING EACH PARTY’S RESPONSIBILITIES UNDER ARTICLE 11, IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AVERAGE ANNUAL AMOUNTS PAID OR PAYABLE BY NETSUITE KK UNDER SECTION 6.1 FOR THE LOCALIZED PRODUCT.

THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

13.	COMPLIANCE WITH LAWS

13.1 Export Control. NetSuite KK understands and acknowledges that NetSuite is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of NetSuite shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. NetSuite KK agrees to cooperate with NetSuite including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. NetSuite KK warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports in effect from time to time.

13.2 Governmental Approvals. NetSuite KK represents and warrants that it has obtained and shall obtain all required approvals of the applicable governments in the Territory to market and commercialize the Localized Product in the Territory.

14.	General Provisions.

14.1 Nature of Relationship. The relationship of NetSuite and NetSuite KK established by this Agreement is that of independent contractors, and neither Party is an employee, agent, partner or joint venturer of the other. All financial obligations associated with NetSuite KK’s business are the sole responsibility of NetSuite KK. All Sales, service and other agreements between NetSuite KK and its Customers and Authorized Resellers are NetSuite KK’s exclusive responsibility and will have no effect on NetSuite KK’s or NetSuite’s obligations under this Agreement. Neither Party shall hold itself out to be an agent or representative of the other. Neither Party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.

14.2 Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersede all prior and contemporaneous written and oral agreements, representations or promises of the Parties (if any), relating to such subject matter.

14.3 Assignment. NetSuite KK shall not assign or otherwise transfer this Agreement, or its rights or obligations under this Agreement, whether directly or indirectly, without the prior written consent of NetSuite, and this Agreements shall terminate automatically in the event of any merger or change of control of NetSuite KK unless NetSuite KK has obtained NetSuite’s prior written consent to the merger or change of control. NetSuite shall have the right to assign and otherwise transfer this Agreement as a whole to any successor to all or substantially all of NetSuite’s business or assets, whether by sale of stock or assets, merger, operation of the law, or otherwise. Any assignment or transfer in violation of the foregoing shall be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

14.4 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with NetSuite’s established corporate policies regarding foreign business practices, NetSuite KK and its employees and agents shall not directly or indirectly make any offer, payment, or promise to pay; authorize payment; or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision (including a decision not to act) of an official of any government or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist NetSuite or NetSuite KK in obtaining, retaining or directing any business.

14.5 Governing Law. THIS AGREEMENT, AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF CALIFORNIA OR ANY OTHER JURISDICTION.

14.6 Arbitration. The Parties shall try in good faith to resolve any dispute or claim related to or arising out of this Agreement, or the interpretation, making, performance, breach or termination thereof, amicably by themselves. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. If the dispute or claim is not resolved by the Parties themselves, then it shall be finally settled by arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by three (3) arbitrators, one selected by each party and the third selected in accordance with such rules. Such arbitration shall be held in Santa Clara County, California, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the parties to this Agreement and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 14.6. Each Party shall bear its own costs in connection with the foregoing arbitration.

14.7 Interpretation. The headings in this Agreement are for ease of reference only and do not affect the substance of any provision. Words denoting the singular include the plural and vice versa. Words denoting any one gender include all genders. All references to a statutory provision shall be construed as including references to any statutory modification or re-enactment thereof (whether before or after the date of this Agreement) for the time being in force.

14.8 Modifications to Agreement. Without limiting a Party’s rights to update Exhibits as expressly contemplated in this Agreement, no provisions of this Agreement (including, without limitation, the Exhibits attached hereto) may be amended or modified, in whole or in part, otherwise than by an instrument in writing signed by both Parties or their successors or permitted assignees.

14.9 Force Majeure. Neither Party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that Party, including acts of God; acts of government or its agencies, including laws, regulations, and judicial action; strikes or other labor disputes or disturbances; power disruptions; riots or civil disturbances; acts of war; or communication, utility or transportation failures, or failure of supply. The obligation of the Party unable to perform, as set forth in this Section 14.9 (“Delayed Party”) shall be suspended, and non-performance shall be excused, during such force majeure event, subject to the Delayed Party’s compliance with the following. The Delayed Party shall give the other Party written notice of its inability to perform and a description, in reasonable detail, of the cause of the inability and will use diligent efforts to remedy the situation and remove, so far as is commercially reasonable and as soon as practicable, the cause of such inability. The Delayed Party shall give the other Party prompt notice of the cessation of the event of force majeure. In the event that the Delayed Party is unable to remove the force majeure event, and resume performance in accordance with the other terms of this Agreement, within ninety (90) days of the occurrence of the event, each Party shall have the right to terminate this Agreement by providing written notice of termination to the other.

14.11 No Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective successors and permitted assignees, subject to the provisions of this Agreement, but shall not inure to the benefit of any third party.

14.12 Severability and Invalidity. In the event that any provisions of this Agreement be found to be, in whole or in part, invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions under applicable law will not be affected thereby and shall remain binding upon the Parties. Any such invalid or unenforceable provisions shall be substituted by a valid or enforceable provision which, in its essential purpose, comes as close as possible to the invalid or unenforceable provision; the same applies mutatis mutandis to any gaps in this Agreement.

14.13 Waivers. The failure of either Party to enforce or to exercise, at any time or for any period of time, any right or remedy arising pursuant to or under this Agreement does not constitute, and shall not be construed as, a waiver of such right or remedy and shall in no way affect that Party’s right to enforce or exercise it at a later time, provided that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy.

14.14 Exhibits. All exhibits to this Agreement are an integral part of this Agreement as if fully set forth herein. All references herein to an exhibit shall be deemed to be references to an exhibit of this Agreement unless the context shall otherwise require.

14.15 Notices. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given to the recipient when (i) delivered by hand, (ii) sent by facsimile (with receipt confirmed by a machine-generated transmission record), provided that a copy is concurrently mailed by one of the other methods in this Section14.15, or (iii) when received by the addressee, if sent by courier service (return receipt requested) or by registered or certified mail, postage prepaid, return receipt requested, in each case to the appropriate addresses set forth below (or to such addresses and/or facsimile numbers as a Party may hereafter designate as to itself by written notice to the other Party).

If to:	NetSuite KK
Odakyu Minami-Aoyama Bldg 10F
7-8-1 Minami-Aoyama Minato-ku
Tokyo 107-0062 Japan
Attn: Representative Director

If to:	NetSuite
2955 Campus Drive, Suite 100
San Mateo, CA 94403-2511
Attn: CFO
Telefax: 650-627-1001

14.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall constitute one and the same agreement.

14.17 Language. This Agreement has been produced in the English language and the negotiations relating to this Agreement were conducted in English; any translations are for working purposes only and have no influence on the interpretation of this Agreement.

14.18 Announcements. Except as otherwise expressly permitted herein or required by applicable law, all press releases and other public announcements by either Party concerning this Agreement or its subject matter must be approved in writing by the other Party, such approval not to be unreasonably withheld or delayed, prior to their release or publication.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first hereinabove written.

NetSuite, Inc.		NetSuite Kabushiki Kaisha

By:	/s/ Zachary Nelson	By:	/s/ Takahiko Higashi
Name:		Name:
	(Typed or Printed)		(Typed or Printed)

Title:		Title:
Date:		Date:

CONFIDENTIAL

EXHIBIT 1.12

NETSUITE TRADEMARKS

CONFIDENTIAL

EXHIBIT 1.13

NETSUITE KK TRADEMARKS

CONFIDENTIAL

EXHIBIT 1.17

PRODUCT USE TERMS

Nothing in this Exhibit 1.17 shall be construed to limit any obligations or responsibilities of NetSuite KK under the Agreement above.

For purposes of the terms in this Exhibit 1.17 below (the “Product Use Terms”): (i) “End User” means the Customer under whose name NetSuite has provisioned the Localized Product; (ii) “Localized Product” means NetSuite’s Localized Product as defined in the Agreement above; (iii) “Localized Documentation” means NetSuite’s Localized Documentation as defined in the Agreement above; (iv) “Web Site” means NetSuite’s web site, localized for the Territory, through which NetSuite makes the Localized Product available for Customers in the Territory, at the URL address identified by NetSuite for the Territory; and (v) “Customer Data” means any information, materials and other subject matter that End User submits to, transmits or distributes through, receives from, or stores using, the Localized Product or Web Site.

1.	Activation; Localized Product Provider; Use Terms.

(a) Localized Product Provider. End User acknowledges and agrees that the Localized Product is being provided by NetSuite, Inc. or its affiliate (individually and collectively, “NetSuite”), as an application service provider, to NetSuite KK and that NetSuite KK (and not NetSuite) is selling the Localized Product to End User. Accordingly, NetSuite KK, and not NetSuite, shall be solely responsible to End User for the Localized Products, the Web Site and the operation and use thereof, notwithstanding any NetSuite branding on the Web Site. End User shall contact NetSuite KK, and not NetSuite, with respect to the Localized Product and Web Site, including to obtain any related support or assistance, report any problems, or the like.

(b) Activation. To activate End User’s access to and use of the Localized Product and the Web Site, End User must read and agree to these Product Use Terms, including all disclaimers and limitations of liability, and limitations on access to and use of the Localized Product and the Web Site. The Product Use Terms shall govern all access to and use of the Localized Product and Web Site. No activation shall be effective, however, until the account is actually provisioned by NetSuite as described in Exhibit 5.2 of the Agreement, and NetSuite KK has the right to terminate this Agreement should NetSuite not agree to provision the account. All information provided by End User to activate an account shall be accurate and complete.

(c) Netsuite; Third Party Beneficiary. Notwithstanding anything to the contrary, including any terms or conditions and privacy policy posted on the Web Site, NetSuite shall have no obligation, responsibility or liability to End User arising out of or related to the Localized Product, Web Site, or the operation or use thereof, or any ancillary products or services provided by NetSuite KK. In particular, the only obligations and responsibility to End User regarding the Localized Products and Web Site shall be those by NetSuite KK as expressly set forth in these Product Use Terms. END USER AGREES THAT IT, AND ITS AFFILIATES AND USERS, SHALL NOT

ASSERT OR BRING ANY CLAIM OR ACTION AGAINST NETSUITE OR ITS AFFILIATES IN CONNECTION WITH THE LOCALIZED PRODUCT, THE WEB SITE, OR THE PERFORMANCE OR USE THEREOF, WHETHER BASED UPON THESE PRODUCT USE TERMS OR OTHERWISE, INCLUDING FOR ANY FAILURE OF THE LOCALIZED PRODUCTS AND INCLUDING BASED UPON ANY ANCILLARY OR RELATED LOCALIZED PRODUCTS OR SERVICES. Notwithstanding the foregoing, NetSuite is and shall be a third party beneficiary of, with the power to enforce, these Product Use Terms (including without limitation any disclaimers and limitations of liability) against the End User. No terms or conditions in these Product Use Terms shall limit any remedies available to NetSuite.

(d) Changes to Product Use Terms. These Product Use Terms may be updated at any time by providing an updated copy of the Product Use Terms to End User, which delivery may be by email or through the Web Site. Continued access to and use of the Localized Product and Web Site shall be subject to End User’s agreement to any such updated Product Use Terms. If End User does not agree to the updated Product Use Terms, End User shall notify NetSuite KK and shall not access or use the Localized Product or Web Site further. For clarity, while updated Product Use Terms may be posted on the Web Site, any indication of agreement by the End User on the Web Site to such Product Use Terms shall form a contract between End User and NetSuite KK only. No contractual relationship shall be formed between NetSuite and End User, whether or not the terms and conditions purport to be an agreement with NetSuite.

2. Internal Use Only. All access to and use of the Localized Product and Web Site shall be solely for the End User’s own internal business operations and not for the benefit or business of any other party. Without limiting the foregoing, End User shall not license, rent, sell, lease, transfer, assign, distribute, display, host, outsource, disclose, link to, mirror, frame, provide a service bureau using, or otherwise commercially exploit or make available to any party (other than End User’s authorized employees) the Localized Product, Web Site or output from, or use or benefit of, the Localized Product.

3. Other Use Restrictions. End User (and all users under its account) shall use the Localized Product and Web Site solely in the manner described in the Documentation, as the Documentation is updated from time to time.

(a) End User shall not (and shall not allow any third party to) copy, modify, create derivative works of, reverse engineer, reverse assemble, disassemble or decompile the Localized Product, Web Site, or any part thereof, or otherwise attempt to discover or obtain any source code or other code in human perceivable form.

(b) End User shall comply with all applicable local, state, federal, national, international and foreign laws, treaties, regulations, conventions, and standards of each applicable jurisdiction and community in connection with the use of the Localized Product and Web Site, including those related to privacy, electronic communications and anti-spam legislation. Neither the Localized Product nor Web Site shall be accessed or used in a manner that is, or that aids or assists any purpose or activity that is, illegal; invades or infringes the privacy or other rights or expectations of any person; that may be considered offensive, abusive, inappropriate, threatening, harassing, libelous, slanderous, defamatory, intrusive, surreptitious, obscene or inconsistent with community standards; or that may otherwise damage NetSuite KK’ or its service providers’ business, services, reputation, or good will. NetSuite has the right to delete any Customer Data that violates this Section 3(b).

(c) End User shall access and use the Localized Product and Web Site only through the graphical user interfaces that are expressly provided on the Web Site and described in the Documentation.

(d) End User shall not upload, store, post, reproduce, submit, distribute or transmit any information, software or other material or subject matter that is protected by copyright, trade secrets, or any other intellectual property or proprietary right (including rights of publicity and privacy) without first obtaining the authorization of the owner of such rights, including any rights necessary for NetSuite KK and its service providers to provide, and End User to use, the Localized Products and Web Site with respect to such subject matter.

(e) End User shall not indicate or imply that any communications or transmissions using the Localized Products or Web Site are endorsed by NetSuite KK or its service providers.

4. User Names and Passwords. User names and passwords shall be used only for the benefit of End User. Contractors shall not use the Localized Product for their own benefit. End User shall be responsible for all use in violation of these Product Use Terms through its account or using any of its user names and passwords.

5. Related Equipment and Software. End User shall provide and obtain all equipment, software, and accounts, including communications infrastructure, necessary to establish a connection to the Internet, and will further obtain access to the Internet and pay any service fees associated with such access, if any; will agree to use software produced by other third parties, including, but not limited to, “browser” software that supports a data security protocol compatible with the protocol used by NetSuite. Unless notified otherwise by NetSuite KK or its service provider, End User agrees to use software that supports the Secure Socket Layer protocol or other protocols accepted by NetSuite and to follow logon procedures for Localized Product that support such protocols.

6. Rights of NetSuite KK and its Providers. End User hereby grants, and shall grant, to NetSuite KK and NetSuite the non-exclusive right and license to copy, record, transmit, maintain, store, display, view, print, adapt, and otherwise use all Customer Data to the extent necessary to provide and operate the Localized Product and Web Site for the benefit of End User (including disclosure and distribution of Customer Data as specified by End User and to NetSuite’s contractors and service providers). Without limiting the foregoing, End User agrees that NetSuite, and its contractors and service providers, are authorized to intercept and store communications and transmissions and Customer Data, and that changes to such communications and transmission may occur in order to conform and adapt the Customer Data to the technical requirements of connection networks or devices used in or by the Localized Product or Web Site. NetSuite KK and its services providers do not provide or obtain, or purport to provide or obtain, any such rights.

7. Localized Product Changes; Discontinuance. NetSuite KK and its service providers have the right, from time to time in their sole discretion, without incurring any liability to End User (except for credits or refunds that NetSuite KK may be required to pay as expressly set forth in these Product Use Terms) to modify the design of, specifications for, or operation of, or suspend or termiante the availability of, the Localized Product and Web Site. Without limiting the foregoing, NetSuite KK and its service providers shall have no obligation to continue the availability of the Localized Product or the Web Site. NETSUITE KK AND ITS SERVICE PROVIDERS SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY SUCH MODIFICATION, SUSPENSION, OR TERMINATION.

8. Ancillary Products and Services. NETSUITE SHALL HAVE NO RESPONSIBILITY OR LIABILITY ARISING OUT OF OR RELATING TO ANY PRODUCTS OR SERVICES, OTHER THAN THE LOCALIZED PRODUCT PROVIDED BY NETSUITE AS AN APPLICATION SERVICE PROVIDER ON THE WEB SITE.

9. Security. End User understands that all communications, transmissions, and submissions to, through, and from the Localized Product and Web Site are transmitted through networks, equipment and facilities that are not owned or controlled by NetSuite KK and its service providers and that such communications, transmissions, and submissions may be accessed or intercepted by unauthorized parties. NetSuite intends to take such measures as it considers reasonably appropriate for purposes of maintaining the security of only its own facilities used to provide the Localized Products and Web Site. Provided that Netsuite takes such measures, NETSUITE SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR ANY COMMUNICATIONS, TRANSMISSIONS, OR SUBMISSTIONS WHICH ARE ALTERED, INTERCEPTED, ACCESSED OR STORED WITHOUT AUTHORIZATION OR ANY OTHER BREACHES OF SECURITY. None of NetSuite KK and its services providers shall be required to authenticate the identity of any user. End User shall notify NetSuite KK immediately of any unauthorized use of the Web Site or Localized Product; loss or theft of any user name or password; or any other security failure of which End user is aware.

10. Localized Product Interruptions. The Localized Product (including use of the Web Site) may become unavailable and inaccessible at any time without notice, both for reasons controlled by NetSuite KK and its services providers and for reasons not controlled or determined by NetSuite KK or its service providers. In the event of planned unavailability, NetSuite KK will attempt in good faith to provide End User with at least seven (7) days notice of the unavailability. Planned outages may also be announced by email and on the Web Site. Subject to the foregoing, NETSUITE KK AND ITS SERVICE PROVIDERS SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY UNAVAILABILITY OF, INACCESSABILITY TO, OR INABILITY TO USE, THE LOCALIZED PRODUCT OR WEB SITE, WHETHER OR NOT THE UNAVAILABILITY, INACCESSIBILITY, OR INABILITY TO USE, IS WITHIN THEIR CONTROL, EXCEPT FOR CREDITS OR REFUNDS PROVIDED BY NETSUITE KK UNDER THESE PRODUCT USE TERMS AND NETSUITE KK’ SUPPORT OBLIGATIONS UNDER THESE PRODUCT USE TERMS.

11. Data. PROVIDED THAT NETSUITE HAS TAKEN REASONABLE PRECAUTIONS TO BACKUP DATA, NETSUITE SHALL HAVE NO LIABILITY OR

RESPONSIBILITY FOR ANY LOSS OF DATA OR INFORMATION. IF NETSUITE FAILS TO TAKE SUCH PRECAUTIONS, NETSUITE’S TOTAL AGGREGATE LIABILITY FOR LOSS OF DATA SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS PAID TO NETSUITE BY NETSUITE KK FOR THE STORAGE OF END USER’S DATA USING THE LOCALIZED PRODUCT.

12. Links. The Localized Product may provide, or third parties may provide through the Localized Product, links to other Internet sites or resources. Because NetSuite has no control over such sites and resources, End User acknowledges and agrees that NetSuite shall not be held responsible for the availability of such external sites or resources and does not endorse and is not responsible or liable for any content, advertising, products or other materials on or available from such other sites or resources.

13. Privacy Policy. All access to and use of the Localized Product and Web Site shall be subject to NetSuite’s privacy policy posted on its Web Site, as updated by NetSuite from time to time. NetSuite has the right to update its privacy policy without notice by posting an updated privacy policy on its Web Site. End User’s continued access and use of the Web Site shall constitute agreement to any updated privacy policy.

14. Intellectual Property.

(a) Suggestions. End User acknowledges that NetSuite does not wish to receive any information or technology related to the Localized Product or the Web Site unless the information and technology can be used in any products and services, in NetSuite’s discretion. Accordingly, except as otherwise agreed by NetSuite in writing prior to disclosure of the information or technology to NetSuite, NetSuite has the non-exclusive, perpetual, non-terminable, paid-up, royalty free, worldwide right and license, with the right to grant and authorize sublicenses, to incorporate all such information and technology into products and services and to make, have made, use, sell, offer to sell, import, reproduce, distribute, transmit, publicly display and perform, and otherwise exploit such products, services and derivatives thereof.

(b) Trademarks. NetSuite, the NetSuite logo, NetCRM, NetERP, NetFlex, the NetCRM logo, and other NetSuite trademarks, trade names, service marks and logos are marks of NetSuite (the “NetSuite Marks”), and End User shall not use or display the NetSuite Marks or any marks or logos confusingly similar thereto.

(c) Proprietary Rights Notices. End User shall not (and shall not allow any third party to) remove, alter or obscure any patent, copyright, trade secret, trademark, or other intellectual property or proprietary rights notices (including restricted rights notices) of NetSuite on the Localized Product or

(c) No Rights or Licenses. No rights or licenses are granted to End User in these Product Use Terms. All rights, title, and interest in and to all technology and intellectual property concerning the Localized Product and the Web Site are and shall be solely owned by NetSuite.

15. No Warranties. EXCEPT FOR ANY SUPPORT OBLIGATIONS OF NETSUITE KK, ALL LOCALIZED PRODUCTS AND THE WEB SITE ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND, AND NETSUITE KK AND NETSUITE HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE LOCALIZED PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE LOCALIZED PRODUCT OR WEB SITE, WILL BE ERROR FREE, SECURE, OR UNINTERRUPTED. NO DOCUMENTATION SHALL BE BINDING UPON, OR CONSTITUTE A REPRESENTATION OR WARRANTY BY, NETSUITE.

16. Term and Termination.

(a) All Localized Product accounts shall have a term of at least one (1) year, and shall expire in no more than three (3) years, after the account has been provisioned by NetSuite as described in Exhibit 5.2 of the Agreement, except to the extent that NetSuite has approved a shorter or longer term in writing.

(b) In the event of any breach of the Product Use Terms, or any unauthorized access or use to the Web Site or the Localized Products, End User’s account shall terminate thirty (30) days after notice of such breach, access, or use, unless End User has cured the breach, or unauthorized access or use, within such thirty (30) day period.

(c) NetSuite has the right to suspend and terminate the account of End User if there are any claims or actions are brought against NetSuite by End User or its affiliates or if any use of the Localized Product or Web Site is causing harm to NetSuite, the Localized Product, or others; if NetSuite has not been paid for the Localized Product; or if NetSuite is prohibited or enjoined from providing the Localized Product. NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY SUCH SUSPENSION OR TERMINATION, subject to any refunds or credits that NetSuite KK may be required to pay as set forth in these Product Use Terms.

(d) NetSuite has the right to delete all Customer Data thirty (30) days after any termination or expiration of the End User’s account; provided that if End User did not have thirty (30) days notice of the termination or expiration, and if NetSuite has been paid all undisputed amounts due to NetSuite, NetSuite will give End User with access to its account during such thirty (30) day period in accordance with the use terms described above as necessary to provide the End User with an opportunity to retrieve lawful Customer Data.

(e) In the event of any termination or expiration of these Product Use Terms, Sections 1, 7, 8, 9 (the disclaimer of liability only), 10 (last sentence only), 11, 12, 14, 15(c) (last sentence only), 15(d), 15(e), 16, 17 and 18 of these Product Use Terms shall survive.

16. Dispute Resolution. Except to the extent otherwise specified by NetSuite, any dispute or claim related to or arising out of End User’s access or use of the Localized Product or Web Site, or the interpretation, making, performance, breach or termination of these Product Use Terms, that involves NetSuite or its affiliate, shall be finally settled by arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by three (3) arbitrators, one selected by each party and the third selected in accordance with such rules. Such arbitration shall be held in Santa Clara County, California, USA and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the parties and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the parties to the arbitration may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 16. Each party shall bear its own costs in connection with the foregoing arbitration.

17. Governing Law. EXCEPT TO THE EXTENT OTHERWISE AUTHORIZED BY NETSUITE, ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT THAT INVOLVE NETSUITE OR ITS AFFILIATE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, USA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF CALIFORNIA OR ANY OTHER JURISDICTION.

18. Indemnity. Customer shall indemnify and hold harmless each of NetSuite and its affiliates, and the directors, officers, employees, customers, licensors, and contractors of NetSuite and such affiliates, and the successors and assigns of any of the foregoing (the “NetSuite Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any NetSuite Indemnitee based upon a claim of a third party to the extent resulting from: (a) a breach by End User of these Product Use Terms; (b) the negligence, or illegal or willful misconduct, of End User; (c) any Customer Data; or (f) otherwise arising out of End User’s use of the Localized Product. Customer’s obligations under this Section 18 shall not apply if the claim is caused by the Localized Product alone in the absence of any access, use or other exploitation by End User and in the absence of all Customer Data.

CONFIDENTIAL

EXHIBIT 3.5

SUPPORT BY NETSUITE

Support by NetSuite under this Exhibit 3.5 shall apply only during those periods for which NetSuite KK has paid the support fees under the Agreement. If support is terminated at any time, it shall be renewed only to the extent mutually agreed by the Parties in writing.

1. General. NetSuite’s technical support center will answer calls from NetSuite KK, and to the extent approved by NetSuite in advance in writing for Authorized Resellers, for English-language telephonic support during the hours of 6:00AM-6:00PM, Pacific Standard Time, Monday through Friday, excluding NetSuite holidays (“Normal Support Hours”). NetSuite’s technical support center also will accept web-form-based submittals of support requests from NetSuite KK, and any Authorized Resellers so authorized by NetSuite to contact NetSuite’s support center, 24 hours a day, 7 days a week (“24 x 7”). NetSuite will use commercially reasonable efforts to process such support requests, issue trouble ticket tracking numbers if necessary, and respond to NetSuite KK within 6 business hours during Normal Support Hours after NetSuite has processed the report. If an issue is determined to be of the type that requires NetSuite to modify the Localized Product to correct the issue (“Product Issue”), the associated Localized Product issues will be given a Severity level of 1 through 5 as more fully described below.

2.	Target Resolution Times. NetSuite will use the following timeframes as targets for resolution of these issues.

Incident Priority	Target Resolution for Fix

S1 - Blocking	24 to 48 hours after NetSuite determines that the issue requires a change in the Localized Product.

S2 – Urgent, No Workaround	60 days after NetSuite determines that the issue requires a change in the Localized Product.

S3 – Important, Available	90 days after NetSuite determines that the issue requires a change in the Localized Product.

S4 – Nuisance	Timeframe is determined from Customer input and will most likely be greater then 90 days.

S5 – Minor	Timeframe is determined from customer input and will most likely be greater then 90 days.

For purposes of the foregoing, an incident shall be considered resolved if its Incident Priority Status is reduced to a lower tier as defined in this Section 2 above.

3. Incident Priority. In the interest of efficiently allocating NetSuite’s support resources, NetSuite will prioritize the urgency of support requests and inquiries according to the following criteria guidelines (each, an “Incident Priority”)

(i) S1 – Blocking.

Severity: Core business functionality is broken

Workaround: None

•	Issues which cause data loss or data corruption

•	Issues which prevent use of core business workflows – e.g. login, transactions, groups of reports or lists, account provisioning.

•	Incorrect data on key financial reports (Balance Sheet, Income Statement, Trial Balance, General Ledger, A/R aging).

•	Security Breaches – including permission errors which erroneously expose data, or which prevent valid data access.

(ii) S2 – Urgent, No Workaround.

Severity: Seriously impairs business processes, but is not of S1 severity

Workaround: None or very inconvenient

•	Issues which break basic feature functionality in transactions, lists, reports, etc., but do not block users from performing core business functions.

•	Incorrect data on non-financial reports.

•	Incorrect data being displayed in the browser, even though the data is correct in the database.

•	User visible issues which affect functionality, generating “Unexpected error”

•	JavaScript errors which affect core business functionality

•	Unreasonably slow pages

(iii) S3 – Important, Workaround Available.

Severity: Causes moderate disruption to business processes, but is not of S1 or S2 priority

Workaround: One of more convenient workarounds

•	Issues which moderately affect feature functionality on transactions, lists, reports, etc.

•	Issues which generate JavaScript, but do not affect core customer functionality

•	Moderate localized performance degradation

•	Localized or browser-specific issues (other than Windows/IE)

•	Glaring formatting or typographical errors

•	Incorrect product Documentation

(iv) S4—Nuisance.

Severity: Causes minor disruption to business processes, but is not of higher priority

Workaround: Multiple good workarounds or not needed

•	Issues which have a minor affect on feature functionality in transactions, lists, reports, etc.

•	Isolated performance issues which do not affect work flow.

•	Misleading or ambiguous documentation

•	Poorly structured or worded user interfaces

(v) S5—Minor.

Severity: Does not affect any functionality

Workaround: Not needed

•	Incorrectly formatted data

•	Visual inconsistencies

•	Typographical errors in documentation or isolated interfaces

CONFIDENTIAL

EXHIBIT 5.2

PROVISIONING CUSTOMER ACCOUNTS

The order process, and provisioning of Customer accounts, shall be as follows:

1. NSCORP Username and Password. Within sixty (60) days after the Effective Date, NetSuite will provide to NetSuite KK an NSCORP username and password that enables NetSuite KK to log in to the partner center made available by NetSuite, at the URL designed by NetSuite (as such URL is updated by NetSuite from time to time), through the instance of NSCORP run by NetSuite at its facilities.2. Orders. In order to issue each Localized Product order to NetSuite, NetSuite KK shall log in to its NSCORP account, provide the information specific to the Customer that is requested by the Localized Product order form, and upload a copy of the Customer agreement that was approved by NetSuite in advance and that has been signed by both NetSuite KK and the particular Customer.

3. Provisioning. NetSuite will review each Localized Product order submitted by NetSuite KK and if acceptable and if NetSuite KK represents that it has received appropriate pre-payment for the Customer account, will provision the Customer account by issuing an initial username and password directly to the Customer.

4. Additional Customer User Names and Passwords. After NetSuite issues the initial username and password as described in Section 3 of this Exhibit above, the Customer shall have the right to assign usernames and passwords to the particular users under their account, but limited to the number of seats for which NetSuite has been paid.

5. Form and Content of Localized Product Orders. All Localized Product orders shall at minimum identify the Customer (including the address of its headquarters and the Customer contact), and number of seats.